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                                                                    EXHIBIT 99.1

(NORTHERN BORDER PARTNERS, L.P. LOGO)

                                            NEWS            13710 FNB Parkway
                                            RELEASE         Omaha, NE 68154-5200


                                            For Further Information
                                            Contact:

                                            Media Contact:
                                            Beth Jensen
                                            (402) 492-3400

                                            Investor Contact:
                                            Ellen Konsdorf
                                            Lisa Couillard
                                            (877) 208-7318


NORTHERN BORDER PARTNERS, L.P. PROCEEDS WITH PIPELINE EXTENSION
---------------------------------------------------------------
FOR IMMEDIATE RELEASE:  Tuesday, August 17, 2004

         Omaha - Northern Border Partners, L.P. (NYSE - NBP) today announced that it has finalized the necessary contractual commitment to proceed with the Eastern Extension Project on its Midwestern Gas Transmission (MGT) pipeline. The project is backed by a recently finalized precedent agreement for long-term transportation of approximately 120,000 dekatherms per day (Dthd) with Piedmont Natural Gas Company, Inc. (Piedmont), a local distribution company headquartered in Charlotte, North Carolina.

         Construction of the pipeline extension will include approximately 30 miles of 16-inch pipe, with a capacity of 120,000 Dthd. This extension will move Chicago-sourced natural gas in a southeasterly direction from MGT's current terminus at Portland, Tennessee to planned interconnects with Columbia Gulf Transmission Company and East Tennessee Natural Gas Company. Capital costs are estimated to be between $22 million and $25 million and the proposed in-service date is November 2006. Construction of the project is subject to approval by the Federal Energy Regulatory Commission.

         "We are pleased to have this opportunity for organic growth of our interstate pipeline business and to serve Piedmont as our new customer. This project is significant to Midwestern and its customers as it opens new corridors of natural gas transportation between Chicago and growing southeast and mid-Atlantic markets," said Bill Cordes, chairman and chief executive officer of Northern Border Partners.

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         Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information can be found at http://www.northernborderpartners.com.


This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include receipt of approval by the Federal Energy Regulatory Commission and required regulatory clearances; our ability to obtain all necessary rights-of-way and agreements for interconnects.